EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 30, 2023 (the “Effective Date”), is by and among Alpha Skin LLC, a New York limited liability company (“Buyer”), Neoteric Cosmetics, Inc., a corporation organized and existing under the laws of the State of Colorado (“Seller” or a “Seller Group Member”), and for the limited purposes stated herein, Scott’s Liquid Gold-Inc., a Colorado corporation (“SLG” or a “Seller Group Member”). Buyer and Seller (and for the limited purposes stated herein, SLG) shall be collectively referred to herein as the “Parties” and, each, individually, a “Party.”

RECITALS

A.
Seller (a) is a wholly owned subsidiary of SLG and (b) owns and operates various product brands in the beauty, haircare, grooming, skin care and cosmetics (and related accessories) industry (the “Industry”). Among the Seller’s product lines is the “Alpha Skin Care” product line, which includes skin care products marketed under the Alpha brand (the “Business”). The products marketed by Seller in the Business focus primarily on the alpha hydroxy-based skin care products segment of the Industry (the “Industry Segment”).

B.
Seller desires to sell, convey, transfer, assign and deliver to Buyer (or its designated Affiliates), and Buyer desires to (or to cause its designated Affiliates to) purchase and acquire from Seller, all of Seller’s right, title and interest in and to certain assets of Seller related to the Business, together with certain obligations and liabilities relating thereto, as more particularly set forth herein.

C.
Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, Seller will enter into a Transition Services Agreement with Buyer, as more particularly described herein.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

AGREEMENT

1.
PURCHASED ASSETS. At Closing and subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, under, and to all of the following assets, rights, claims, properties, contractual rights, goodwill, going concern value, and interests related to the Business, wherever situated, excluding the Excluded Assets (collectively, the “Purchased Assets”):

1.1.
Names. All rights to the names “Alpha Skin Care” or “Alpha” as used in the Industry, together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such names and the goodwill associated therewith.

1.2.
Intellectual Property. All Intellectual Property Rights owned by Seller and solely used in the Business, including without limitation, the Intellectual Property Rights as set forth on Schedule 1.2 (collectively, the “Intellectual Property Assets”).

1.3.
Prepaid Expenses. All prepaid and security deposits related to the Business listed on Schedule 1.3, including with respect to the Purchased Assets.

1.4.
Records. Originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, correspondence with any Governmental Authority, sales materials relating to the period following December 31, 2022 (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets (collectively, the “Records”).

1.5.
Inventory. All inventory and rights therein (including all inventory, finished goods, components, raw materials, work in progress, packaging, supplies, parts and other inventories) (the “Inventory”), wherever located, related to the Business (the “Purchased Inventory”). The Purchased Inventory consists of Inventory described on Schedule 1.5, each having at least the values set forth on such Schedule, which includes the Effective Date Inventory.

1.6.
Goodwill. All rights in goodwill and the going concern value of the Business (“Goodwill”).

1.7.
Other Assets. All other rights in intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) solely related to the Purchased Assets identified above. Additionally, Buyer shall be entitled to all warranty protection now possessed by Seller covering any product or Inventory item purchased from Seller under this Agreement, to the extent such protection is transferable or assignable by Seller.

2.
EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, the following assets of Seller shall not be part of the sale and purchase contemplated by this Agreement (collectively, the “Excluded Assets”). The Excluded Assets are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing.

2.1.
Organizational Documents. The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records of Seller.

2.2.
Accounts Receivable. Accounts Receivable relating to the period prior to Closing.

2.3.
Cash and Cash Equivalents. All of Seller’s cash and cash equivalents on hand or in bank accounts and short-term investments.

2.4.
Excluded Prepaid Expenses. The prepaid expenses listed on Schedule 2.4.

2.5.
Miscellaneous Assets. All other assets of Seller which are not used in or otherwise related primarily to the Business.

3.
LIABILITIES.

3.1.
Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities required to be performed after the Closing in connection with the Purchased Assets or as set forth in Schedule 3.1 (collectively, the “Assumed Liabilities”), and no other Liabilities.

3.2.
Excluded Liabilities. Notwithstanding the provisions of Section 3.1 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following, except to the extent specified as an Assumed Liability:

3.2.1.
any Liability for (a) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) Taxes that arise out of the consummation of the transactions contemplated hereby that are the responsibility of Seller pursuant to Section 7.3 (Taxes) of this Agreement; or (c) other Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law relating to the period prior to the Closing Date.

3.2.2.
any Liabilities relating to or arising out of the Excluded Assets;

3.2.3.
any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

3.2.4.
any pending or threatened Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of, or relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such claim relates to such operation on or prior to the Closing Date;

3.2.5.
any accounts payable of Seller relating to the period prior to the Closing Date; and

3.2.6.
any Liabilities associated with indebtedness of Seller and/or the Business.

4.
PURCHASE PRICE.

4.1.
Purchase Price.

4.1.1.
The “Purchase Price” shall be Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000.00) (the “Cash Purchase Price”).

4.1.2.
On execution and delivery of this Agreement by the Parties on the Effective Date, Buyer shall, by wire transfer of immediately available funds to an account designated by Seller in writing, pay to Seller the sum of Five Hundred Thousand Four Hundred Thirty-four and 41/100 Dollars ($500,434.41) (the “Initial Payment”).

4.1.3.
At the Closing Buyer shall deliver the Cash Purchase Price, less the Initial Payment (such net amount, the “Closing Payment”), to Seller by wire transfer of immediately available funds to an account designated by Seller in writing. Such payment of the Closing Payment shall represent the payment of the Purchase Price in full by Buyer.

4.2.
Purchase Price Allocation. Seller and Buyer shall agree at or before the Closing on the allocation of the Purchase Price among the Purchased Assets and Assumed Liabilities and any other amounts required to be included in the determination of the Purchase Price for U.S. federal income tax purposes, and such allocation shall be prepared in accordance with Section 1060 of the Code and the requirements of IRS Form 8594. The Parties shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the agreed allocation. The Parties acknowledge that the Purchase Price subject to allocation may be different for each of the Parties (e.g., due to inclusion of differing amounts of transaction cost).

5.
CLOSING.

5.1.
Effective Date Deliveries.

5.1.1.
Seller’s Effective Date Deliveries. On the Effective Date, Seller shall deliver, or cause to be delivered, to Buyer each of the following:

5.1.1.1.
this Agreement, duly executed by each of Seller and SLG;

5.1.1.2.
a copy of all resolutions adopted by the board of directors (or other similar governing body) of each of the Seller and SLG, respectively, each authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

5.1.1.3.
good and marketable title to the Inventory set forth on Schedule 5.1.1.3 (the “Effective Date Inventory”), free and clear of all Encumbrances, with the full right of Buyer to market and sell the Effective Date Inventory and to retain all proceeds received from such marketing; provided that no Effective Date Inventory designated for sale in the People’s Republic of China in Schedule 5.1.1.3 shall be sold in the United States.

5.1.2.
Buyer’s Effective Date Deliveries. On the Effective Date, Buyer shall deliver, or cause to be delivered, to Seller each of the following:

5.1.2.1.
this Agreement, duly executed by Buyer;

5.1.2.2.
a copy of all resolutions adopted by the manager (or other similar governing body) of Buyer, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

5.1.2.3.
the Initial Payment.

5.2.
Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in PDF or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the original copies. The Closing will be deemed effective as of 12:01 a.m. U.S. Eastern time on the date after all of the conditions to Closing set forth in Sections 5.3 and 5.4 have been satisfied or waived (other than conditions which by their nature are to be satisfied at the Closing) (the “Closing Date”).

5.3.
Seller’s Closing Deliveries. At Closing, Seller shall deliver, or cause to be delivered, to Buyer each of the following, as applicable (the “Seller’s Closing Deliverables”):

5.3.1.
the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

5.3.2.
a bill of sale and assignment and assumption agreement (“Bill of Sale”), and other instruments of conveyance as may be necessary or appropriate to transfer to Buyer as of the Closing Date good and marketable title to all of the Purchased Assets and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities, duly executed by Seller and, all in form and substance reasonably satisfactory to Buyer;

5.3.3.
notices of assignment(s) of all right, title and interest of Seller in and to the Registered Intellectual Property Assets to Buyer, each duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (collectively, the “Intellectual Property Assignments”);

5.3.4.
a transition services agreement by and between Buyer and Seller, wherein Seller agrees to provide certain services that will allow Buyer to successfully and efficiently transfer the Business, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (the “Transition Services Agreement”);

5.3.5.
a copy of a certificate of good standing of each of the Seller and SLG;

5.3.6.
one or more certificates pursuant to Treasury Regulations Section 1-1445-2(b) that the identified Seller Group Member is not a foreign person within the meaning of Section 1445 of the Code, duly executed by the relevant Seller Group Member;

5.3.7.
evidence in form and substance reasonably satisfactory to Buyer that all third-party consents have been received and that no such consents have been revoked;

5.3.8.
certificates, in form satisfactory to Buyer, executed by an officer of each of Seller and SLG, respectively, dated as of the Closing Date, providing, among other things, (i) confirmation to Buyer the accuracy and effectiveness as of the Closing Date of each of the representation of the relevant Seller Group Member in this Agreement and (ii) such Seller Group Member’s covenant to take such actions and provide such documents as reasonably requested by Buyer to effect or to reflect the transactions contemplated by this Agreement, including any so requested after the Closing; and

5.3.9.
such other instruments as shall be reasonably requested by Buyer to carry out the transactions described herein.

5.4.
Buyer’s Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Seller (the “Buyer’s Closing Deliverables”):

5.4.1.
the Closing Payment;

5.4.2.
the Bill of Sale, duly executed by Buyer;

5.4.3.
the Intellectual Property Assignments, duly executed by Buyer;

5.4.4.
the Transition Services Agreement, duly executed by Buyer;

5.4.5.
a copy of a Certificate of Status evidencing the existence of the Buyer issued by the New York State Department of State, Division of Corporations;

5.4.6.
a certificate, in form satisfactory to Seller, executed by the manager or other officer of Buyer, dated as of the Closing Date, providing, among other things, confirmation to Seller and SLG the accuracy and effectiveness as of the Closing Date of each of the representation of the Buyer in this Agreement; and

5.4.7.
such other instruments as shall be reasonably requested by Seller to carry out the transactions described herein.

6.
Representations and Warranties.

6.1.
Seller’s Representations and Warranties. Seller and SLG, jointly and severally, represent and warrant to the Buyer that, except as otherwise set forth in the disclosure schedules (the “Disclosure Schedules”), the following representations and warranties are, as of the Effective Date, and will be, as of the Closing Date, true and correct:

6.1.1.
Execution and Effect of Agreement. Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller. This Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller and constitutes or, when executed by Seller, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

6.1.2.
Organization and Good Standing; Authority and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has all requisite power, and the general power to own, lease, and operate the Purchased Assets and to carry on operations relating to the Business as now conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party and perform all of its obligations hereunder and thereunder. All action necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and other documents required to be executed, and delivered, by Seller hereunder and thereunder, and the performance of each of its obligations hereunder and thereunder, have been duly authorized and taken.

6.1.3.
Financial Data. Schedule 6.1.3 contains true and complete copies of the unaudited sales, gross margin, and contribution margin of the Business for the twelve (12) month period ended March 31, 2023 (collectively, the “Financial Data”). The Financial Data is based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

6.1.4.
Title to Purchased Assets. Except as set forth in Schedule 6.1.4, Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets constitute all of the material assets used in or held for use in operation of the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date; none of the Excluded Assets are material to the Business; the Purchased Assets will allow Buyer to operate without interruption and in the ordinary course of business consistent with past practice, as it has been conducted by Seller and its Affiliates.

6.1.5.
Intellectual Property.

6.1.5.1.
Schedule 6.1.5.1 contains a complete and correct list of (a) each Intellectual Property Asset that is registered, issued or subject to a pending application for registration or issuance with a Governmental Authority (“Registered Intellectual Property Asset”), and (b) all material unregistered Intellectual Property Assets. Failure to list an item in Schedule 6.1.5.1 shall not mean that the omitted item is not a Registered Intellectual Property Asset or a material unregistered Intellectual Property Asset. The assignments to Buyer of any or of the foregoing pursuant to or as contemplated by this Agreement are being made in connection with Buyer’s purchase of the Business and the Purchased Assets (including, but not limited to the Goodwill).

6.1.5.2.
The conduct of the Business, as now conducted or as conducted since January 1, 2019 including the use, sale, offering for sale, making, distribution, importation, exportation, licensing or sublicensing of the Products by Seller, does not and did not during such time period infringe upon or misappropriate any Intellectual Property Right of any other Person and since such date Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation arising out of Seller’s operation of the Business (including any claim that the Seller must license or refrain from using all or any portion of the Intellectual Property Assets).

6.1.5.3.
Since January 1, 2019, there has been no unauthorized use, infringement or misappropriation of any Intellectual Property Asset by any Person, including any employees and former employees, consultants, customers or suppliers of Seller.

6.1.5.4.
The Intellectual Property Assets consist solely of items and rights which are owned solely by Seller.

6.1.5.5.
Schedule 6.1.5.5 describes, with respect to each applicable Intellectual Property Asset, the current status of any pending applications, registrations and filings. With respect to each Mark listed on Schedule 6.1.5.5 which is registered with the PTO or for which a registration application is pending with the PTO, to Seller’s Knowledge, such Mark was first used in commerce in the United States by Seller (or, if relevant, any of Seller’s predecessor in interest with respect to such Mark) on or about the date noted on the PTO records for that Mark and has continued to be used in commerce by Seller (or any such predecessor in interest, if relevant) since such date through the date hereof.

6.1.5.6.
All Registered Intellectual Property Assets that are registered or issued are valid, enforceable and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made. Except as set forth on Schedule 6.1.5.6, (a) Seller has made all filings required to vest ownership of all Registered Intellectual Property Assets in Seller, and (b) Seller has not granted any third party any right in or to, or license under, or any covenant or other agreement not to sue or enforce, with respect to any of the Intellectual Property Assets.

6.1.5.7.
With respect to each Intellectual Property Asset, (a) Seller possesses all right, title and interest in and to such Intellectual Property Asset, free and clear of all Encumbrances other than Permitted Encumbrances; (b) such Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting Seller’s use or ownership of or the validity or enforceability of such Intellectual Property Asset; and (c) no Action is pending or, to the Knowledge of Seller, is threatened that challenges the use, validity, enforceability or Seller’s ownership of such Intellectual Property Asset.

6.1.5.8.
Seller has used commercially reasonable efforts to prevent unauthorized disclosure of each Intellectual Property Asset that Seller currently uses in the operation of the Business and that derives its value from being kept in confidence.

6.1.5.9.
Each Intellectual Property Asset will be owned and available for use by Buyer on identical terms and conditions immediately after the Closing.

6.1.5.10.
All Products and primary packaging materials used by Seller in the Business, and packaging of the Products, comply in all material respects with applicable Laws relating to the marking and identification of Intellectual Property Rights. Other than de minis failure to mark, (a) all Products covered by one or more patents included within the Registered Intellectual Property Assets have been marked with the appropriate patent number or numbers in accordance with 35 U.S.C. § 287, and (b) all Products and primary packaging materials used by Seller in the Business and packaging of the Products that utilize any registered trademark included within the Registered Intellectual Property Assets have been marked with the ® designation in accordance with 15 U.S.C. § 1111.

6.1.6.
Inventory. All Purchased Inventory is owned by Seller free and clear of all Encumbrances. All Purchased Inventory has been valued by the parties at cost value consistent with GAAP as of the Effective Date.

6.1.7.
No Conflicts; Consent. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, by Seller: (a) will not violate in any material respect any Law or Governmental Order to which Seller is a party or to which Seller, the Business or the Purchased Assets are bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material contract to which the Business or any Purchased Asset is bound or subject; and (b) will not constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any Purchased Asset. No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Seller is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.1.8.
Litigation. There is no Action pending or to Seller’s Knowledge threatened against or involving the Business or any of the Purchased Assets. There are no Actions pending or to Seller’s Knowledge threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

6.1.9.
Customer and Suppliers. Schedule 6.1.9 contains a complete and accurate list of (i) all of Seller’s Business Related Third Parties and (ii) all of Seller’s customers comprising 90% of the revenue of the Business. Seller has not received notice that any such Business Related Third Party or any customer on such list plans to discontinue doing business with Seller or, after the Closing, with Buyer.

6.1.10.
Brokers. Except as set forth on Schedule 6.1.10, neither Seller nor SLG, nor any Person acting on behalf of either of them, has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document.

6.2.
Buyer’s Representations and Warranties. Buyer hereby represents and warrants to the Seller that the following representations and warranties are, as of the Effective Date, and will be, as of the Closing Date, true and correct:

6.2.1.
Execution and Effect of Agreement. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes or, when executed by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with their respective terms.

6.2.2.
Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of the state of its organization. All corporate action necessary to authorize the execution and delivery of this Agreement by Buyer and the other Transaction Documents to Buyer is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized and taken.

6.2.3.
No Conflicts; Consent. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, by Buyer: (a) will not violate in any material respect any Law or Governmental Order to which Buyer is a party or to which Buyer is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material contract to which Buyer is a party or to which the Buyer’s business is bound or subject; and (b) will not constitute a default in any material respect thereunder. No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Buyer is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.2.4.
Litigation. There are no Actions pending or to Buyer’s Knowledge threatened against Buyer or to which Buyer is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

6.2.5.
Brokers. Neither Buyer nor any Person acting on behalf of Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document.

7.
COVENANTS.

7.1.
Expenses. Except as otherwise specifically provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

7.2.
Use of Intellectual Property. Following the Closing, none of Seller, SLG or any of their respective Affiliates shall challenge the validity or enforceability of the Intellectual Property Assets or the exclusive ownership of any of the Intellectual Property Assets by Buyer or its Affiliates or successors or assigns (and, in furtherance thereof, and not in limitation thereof, , Seller and SLG agree that none of Seller, SLG or any of their respective Affiliates will use any of the Names in the marketing or promoting of any products at any time); provided, however, that Seller may (a) use the Intellectual Property Assets on a transitional basis solely to the extent necessary to transition the Business from Seller to Buyer (but not for any additional or new marketing or business activity; and (b) assert and defend its right to make such use of the Intellectual Property Assets as contemplated by the preceding clause (a) of this sentence.

7.3.
Taxes. Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data regarding the Business which relates to Taxes, prior Tax Returns or filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority or administrative Action relating to liability for Taxes. Buyer and Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to the Business and which relate to Tax periods or portions thereof ending prior to or on the Closing Date for the amount of time required by applicable Law. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by the parties and paid or reimbursed, as applicable by each party when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate, at no cost or expense to Buyer, with respect thereto as necessary). Anything in the foregoing provisions of this Section 7.3 to the contrary notwithstanding, each of Seller and SLG, on the one hand, and Buyer, on the other hand, shall be responsible such party’s own federal, state and local income tax returns and any related tax liabilities.

7.4.
Bulk Sales. Buyer and Seller hereby agree to waive compliance with the provisions of any bulk sales, bulk transfer or similar legislation in the jurisdictions in which any of the Purchased Assets are located. Seller shall, after Closing, pay its creditors as its debts to them become due and take all action necessary to prevent any such creditor from asserting any claim against Buyer or the Purchased Assets or under any such legislation for relief provided therein as a result of such non-compliance. If, for any reason, the Seller fails to make payment to any creditor that would otherwise have been covered by compliance with the Bulk Sales Act, and Buyer is required to make the payment that Seller would owe under this provision, Seller or SLG shall, promptly upon receipt of notice thereof from Buyer, reimburse Buyer for such amount plus all related incurred, accrued or accruing expenses related thereto.

7.5.
Refunds and Remittances. After the Closing, if either Party or any of its Affiliates receives any refund, payment, or other amount or asset which is properly due and owing to the other Party in accordance with this Agreement or any other Transaction Document, or related to claims or other matters for which the other Party is responsible under any Transaction Document, such Party shall promptly notify the other Party thereof and shall promptly remit (or shall cause to be promptly remitted) such refund, payment or other amount or asset to such Party in accordance with its instructions. In furtherance of the foregoing, from and after the Closing, each Party shall furnish the other Party a statement on the 15th calendar day of each month (or if that day is not a Business Day, the following Business Day) stating the amount (and the source) of any such proceeds which are to be refunded or remitted to the other Party received since the immediately preceding statement, which current statement might indicate “None” if no proceeds were received in that time period).

7.6.
Public Announcements; Communications.

7.6.1.
Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), prior to the Closing, no Party to this Agreement shall make any public announcements in respect of the financial and other business terms this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

7.6.2.
Prior to the Closing, Buyer shall not contact or communicate with customers, Business Related Third Parties, suppliers, vendors, service providers or other business partners of Seller regarding this Agreement or the transactions contemplated hereby without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) and the parties shall cooperate in good faith regarding communicating the consummation of this Agreement to such persons on or after the Closing.

7.6.3.
Anything in the foregoing provisions of this Section 7.6 or any other provision of this Agreement or any other Transaction Document to the contrary notwithstanding, (a) the Parties agree to cooperate at or before the Closing in the preparation and the timing of the issuance of a press release to be released after the Closing, which press release will announce the consummation of the purchase and sale transaction referred to in this Agreement, and (b) after the Closing, Buyer may provide information relating to this Agreement, including the terms thereof, to third parties in connection with additional transactions, such as financing or capital transactions and otherwise conducting the Business.

7.6.4.
In all events, any Party may provide information regarding this Agreement and the terms thereof to such Party’s professional advisors, internal staff and at the request of any government agency or court of competent authority. Each Party agrees to be responsible for any breach of the provisions of this Section 7.6 by such Party’s professional advisors or internal staff.

7.7.
Further Assurances. Seller and Buyer shall each deliver or cause to be delivered to the other on the Closing Date such instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and shall take or cause to be taken all actions necessary or appropriate to consummate the transactions contemplated hereby. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller’s expense and without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order to (a) transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Purchased Assets, (b) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (c) to otherwise carry out the intent and purposes of this Agreement.

7.8.
Covenants against Unfair Competition.

7.8.1.
Each of Seller and SLG recognize that it has been instrumental in the success of the Business and in establishing and maintaining its respective customer and supplier relationships for the Business as well as having had access to, acquiring and assisting in developing Confidential Information of and relating to the Business, all of which are critical to the Business. Each of Seller and SLG further acknowledges and agrees that such information is and will continue to be of significant value to Buyer and that any use other than by Buyer after the Closing could cause substantial loss to Buyer and thereby to the investment Buyer is making in the Purchased Assets and the Business.

7.8.2.
Each of Seller and SLG accordingly agrees that, without the express prior written consent of Buyer, for a period of five (5) years after the Closing Date in the case of Section 7.8.2.1 and for a period of two (2) years after the Closing Date in the case of Sections 7.8.2.2 and 7.8.2.3 (the “Restrictive Period”):

7.8.2.1.
Neither Seller nor SLG will, and each will cause its respective directors, officers, employees and Affiliates not to, directly or indirectly (including through their respective Affiliates or Representatives) engage in or conduct any business in the Industry Segment which directly or indirectly competes or interferes with the Business as the Business is conducted as of and after the Closing Date during the Restrictive Period throughout the United States of America; provided that the employees and directors of Seller may become employees, consultants, or directors of other companies in the same or similar industry.

7.8.2.2.
Neither Seller nor SLG will, and each will cause its respective directors, officers, employees and Affiliates not to, directly or indirectly (including through their respective Affiliates or Representatives): (a) interfere with, solicit, or accept for itself or for any Person, other than Buyer or its Affiliates, any of the former or existing customers of the Business as the Business is conducted as of and after the Closing Date, other than with respect to Seller’s or SLG’s business in the ordinary course that does not include the Business and does not conflict with or compete with the Business; (b) induce, solicit or otherwise encourage any such past or present customer of the Business to purchase products that are the same or substantially similar to the products of the Business as the Business is conducted as of and after the Closing Date, including the Products, from Persons operating businesses, or preparing to operate businesses, competitive with the Business as the Business is conducted as of and after the Closing Date; provided that such restrictions shall not apply with respect to employees of Seller or SLG who become employees or consultants of other companies in the same or similar industry.

7.8.2.3.
Neither Seller nor SLG will, and each will cause its respective directors, officers, employees and Affiliates not to, directly or indirectly (including through their respective Affiliates or Representatives) interfere with, attempt to interfere with or disparage Buyer’s or its Affiliates’ relationship with any customer, vendor, contractor, supplier, employee, owner-operator or consultant (or the terms relating to such relationships) of the Business as the Business is conducted as of and after the Closing Date.

7.8.3.
For a period of one year after the Closing, neither Seller nor SLG will, and each will cause its respective directors, officers, employees and Affiliates not to, solicit to employ any employees of the Business (as of and after the Closing Date) or otherwise engage any such individual; provided that all current employees of Seller and SLG may continue to be employees of Seller or SLG, as applicable. The term “solicit to employ” does not include using general solicitations of employment, such as general advertisements, not specifically directed toward employees of Buyer.

7.8.4.
From and after the Closing, each of Seller and SLG shall, and shall cause each of its respective Affiliates and Representatives to (a) treat all Confidential Information of or relating to Business, the Purchased Assets, Buyer, and/or its Affiliates (whenever and however acquired) strictly confidential as Confidential Information of Buyer; (b) not disclose such Confidential Information or permit it to be disclosed, in whole or part, to any Person without the prior written consent of Buyer; and (c) not use any such Confidential Information for any purpose except as permitted by this Agreement. Seller or SLG, as applicable, shall notify Buyer immediately in the event Seller or SLG becomes aware of any loss or disclosure of any Confidential Information of or relating to Business, the Purchased Assets, Buyer or its Affiliates (whenever and however acquired). Confidential Information subject to this Section 7.8.4 shall not include information that is or becomes generally available to the public other than through Seller’s or SLG’s (or their respective Representatives’ or Affiliates’) breach of this Agreement; or is communicated to Seller or SLG (or their respective Representatives or Affiliates) by a Person that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information of or relating to the Business as may be required by applicable Law, or pursuant to the valid order of a court of competent jurisdiction or an authorized governmental agency, provided that the disclosure does not exceed the extent of disclosure required by such Law or order. Each of Seller and SLG agrees to provide written notice of any such order to an authorized officer of Buyer within five (5) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit Buyer to contest the order or seek confidentiality protections, as determined in Buyer’s sole discretion.

7.8.5.
Each of Seller and SLG acknowledges that (a) the Business is conducted throughout the United States of America; (b) the Business is marketed in the United States of America and that Buyer contemplates potential distribution throughout the United States of America; (c) the Business competes with other businesses that are or could be located in any part of the United States of America; (d) Buyer has required that Seller make the covenants set forth in this Section 7.8 as a condition to Buyer’s purchase of the Purchased Assets and assumption of Assumed Liabilities; (e) the provisions of this Section 7.8 are reasonable and necessary to protect and preserve Buyer’s interests in and right to the ownership and operation of the Business after the Closing; and (f) Buyer would be irreparably damaged if Seller or SLG were to breach the covenants set forth in this Section 7.8.

7.8.6.
Seller further acknowledges and agrees that damages cannot adequately compensate Buyer in the event of any of Seller’s or SLG’s breach of any of the covenants contained in this Section 7.8. Accordingly, Each of Seller and SLG agrees that in the event of a breach of any such covenants, Buyer shall be entitled to seek injunctive relief against the breaching Party, without bond (unless required by Law) in addition to such other relief as may be available at law or in equity.

7.8.7.
The restrictive covenants contained in this Section 7.8 shall be construed as agreements which are independent of the other provisions of this Agreement, and the existence of any claim or cause of action of Seller or SLG against Buyer, of whatever nature, shall not constitute a defense to Buyer’s enforcement of such restrictive covenants. To the extent any of such restrictive covenants are deemed unenforceable by virtue of their scope in terms of geographical area or length of time, but may be enforceable by limiting the scope thereof, each of Seller and SLG agrees that the same shall be enforceable to the fullest extent permissible under the Laws and public policies of the jurisdiction(s) in which enforcement is sought, and the Parties hereby authorize any court or forum of competent jurisdiction to modify or reduce the scope of the restrictive covenants to the minimum extent necessary to make such restrictive covenants enforceable.

7.9.
Ordinary Course of Business. From the Effective Date through and including the Closing, Seller will continue to conduct the Business (including, but not necessarily limited to marketing and sales and relationships with any existing Business Related Third Parties) in the ordinary course of business; provided, however, that (i) Seller will not enter into any new contracts or other arrangements without the prior written consent of Buyer in each instance and (ii) Seller will immediately communicate to Buyer any material change in the Business with respect to costs, revenues (except due to increased sales made in ordinary course of business) or relationships with any of current or any potential new Business Related Third Party.

7.10.
Effective Date Inventory. From the Effective Date through and including the Closing, Buyer (a) shall have the right to sell, lease, abandon, or otherwise transfer or dispose of all or any part of the Effective Date Inventory (provided that no Effective Date Inventory designated for sale in the People’s Republic of China in Schedule 5.1.1.3 shall be sold in the United States), but (b) shall not have the right to (i) create or incur, or allow to be created or incurred, any Encumbrance on the Effective Date Inventory, or (ii) enter into any agreement or otherwise enter into a written commitment to do any of the foregoing referred to in clause (b)(i) of this sentence.

7.11.
Communications with Others after Effective Date. In consideration of Buyer’s agreement to the provisions of Section 9, Seller and SLG agree that, from the Effective Date to the earlier of the Closing or the effective date of a termination of this Agreement effected in accordance with the provisions of Section 9, each of Seller and SLG will not, directly or indirectly (including through an Affiliate, a Representative or any other intermediary), and whether orally, in writing, electronically or through any other medium, solicit, respond to or have any preliminary or other communications or contacts with any third party (including any party associated with Seller or SLG in any capacity) which relate to any proposed or a possible transaction (whether the terms thereof are specific or hypothetical) between a Seller Group Member and such third party whereby, however such transaction might be structured, such third party would be acquiring any interest in all or part of the Business and/or all or part of Seller’s assets intended to be included in the Purchased Assets hereunder. The foregoing provisions of this Section 7.11 apply to the solicitation or initiation by any party (whether such third party or a Seller Group Member or any of their respective Affiliates, Representatives or other intermediaries), of (i) any such communications or contacts first taking place after the Effective Date and (ii) the continuation or resumption of any such communications or contacts which might have taken place prior to the Effective Date (whether or not the terms thereof are or are not changed).

8.
INDEMNIFICATION

8.1.
Indemnification by Seller and SLG. Subject to the survival periods set forth in Section 8.4 (Survival), Seller and SLG, jointly and severally, agree to defend, indemnify and hold Buyer and its Affiliates and their respective officers, directors, shareholders, owners, Representatives and lenders (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, liabilities, damages, obligations, Actions, demands, penalties, interest, costs and expenses (including any and all attorneys’ fees and expenses relating thereto, including costs of investigation and litigation incurred by the indemnified party to the extent such party is the prevailing party in making or defending such claim for indemnity) (collectively, the “Losses”) arising out of (a) any breach of a representation or warranty made by Seller or SLG in this Agreement, including the Transaction Documents; (b) any breach of a covenant, agreement or undertaking of Seller or SLG in this Agreement or in any other document or instrument attached hereto or delivered by Seller in connection with this Agreement; and (c) any Excluded Assets or Excluded Liability.

8.2.
Indemnification by Buyer. Subject to the survival periods set forth in Section 8.4 (Survival), Buyer hereby agrees to defend, indemnify and hold Seller harmless from and against any and all Losses, arising out of or in connection with (a) any breach of a representation or warranty made by Buyer in this Agreement, including the Transaction Documents; (b) any breach of a covenant, agreement or undertaking of Buyer in this Agreement or in any other document or instrument attached hereto or delivered by Buyer in connection with this Agreement; and (c) any Purchased Assets or Assumed Liability. For the avoidance of doubt, Buyer is not obligated to indemnify Seller for losses incurred that are the direct result of a breach of this Agreement by a Seller Group Member for which Seller and SLG, jointly and severally, are obligated to indemnify Buyer pursuant to Section 8.1 hereof.

8.3.
Notices; Defense or Prosecution of Claims. Upon becoming aware of any claim and upon having reason to believe in the possible existence of any claim entitling a Party to indemnification hereunder, the Party claiming indemnification (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice of such claim setting forth in such notice all essential facts then known to the Indemnified Party in connection therewith; provided, however, that failure to give such prompt notice or specify all known facts shall not absolve the Indemnifying Party from its liabilities under this Section. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against the Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, it shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution. In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend at such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof. The Indemnifying Party shall not settle or resolve any such claim without the Indemnified Party’s prior written consent, unless such settlement or resolution provides that the Indemnified Party (i) is not deemed to have admitted to, or to have been found to have committed, any wrongdoing and may continue conducting the Business without further claim or objection by the third party or its affiliates, (ii) has no liability to pay any amounts due in connection with such settlement or resolution, (iii) has no other outstanding or future obligations to any third party on account of such settlement or resolution, and (iv) is not required to relinquish (or have a security interest attach to) any of the Indemnified Party’s property, including, but not limited to, the Assets or other interests in the conduct of the Business or otherwise

8.4.
Survival. (a) The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of 18 months following the Closing Date, except that (i) claims related to fraud and claims arising from or pertaining to the Excluded Liabilities shall survive indefinitely; and (ii) claims arising from the breach of representations and warranties contained in Sections 6.1.1, 6.1.2, 6.1.4, 6.1.10, and 6.2.1, 6.2.2 and 6.2.5 shall survive for the applicable statute of limitations plus sixty (60) days and (b) covenants and agreements made by the Parties in this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed; provided, however, that any obligations under Section 8.1 and Section 8.2 shall not terminate with respect to any Losses, as to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with Section 8.3 before the termination of the applicable survival period.

8.5.
Limitations. Notwithstanding anything herein to the contrary, the maximum amount subject to indemnification under hereunder from (i) Seller and SLG, on the one hand, to Buyer or (ii) from Buyer to Seller, shall not exceed $75,000, other than with respect to any breach of any representation or warranty in Sections 6.1.1, 6.1.2, 6.1.4, 6.1.10, and 6.2.1, 6.2.2 and 6.2.5, which amount subject to indemnification shall not exceed the Purchase Price, and other than with respect to claims related to fraud, which amount subject to indemnification will be uncapped. Further, Buyer shall not make a claim under Section 8.1 until such claim or claims in the aggregate exceed $20,000 (“Basket”), in which event Seller or SLG, as joint and several Indemnifying Parties, shall be liable for all such losses from the first dollar; provided, however, the Basket threshold requirement shall not apply with respect claims related to fraud by a Seller Group Member. In addition, Seller shall not make a claim under Section 8.2 until such claim or claims in the aggregate exceed the Basket, in which event Buyer, as the Indemnifying Party, shall be liable for all such losses from the first dollar; provided, however, the Basket threshold requirement shall not apply with respect claims related to fraud by Buyer. No Party shall have liability under this Agreement to the extent that such liability resulted from the willful misconduct or gross negligence of the other Party hereto. Each Party hereto shall take and shall cause to be taken steps reasonably necessary to mitigate any liability.

9.
TERMINATION.

9.1.
Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

9.1.1.
by mutual agreement of Buyer and Seller;

9.1.2.
by Seller if the Closing shall not have occurred prior to July 31, 2023 or such later date as the parties may agree (the “Outside Date”) by Seller giving written notice of Seller’s election to terminate this Agreement pursuant to this Section 9.1.2, accompanied by certification signed by an officer of Seller and from an officer of SLG that that Seller and SLG have fully complied with and have not breached the provisions of Section 7.11; provided that Seller may not terminate this Agreement pursuant to this Section if (i) Seller or SLG is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement; (ii) Seller cannot demonstrate to Buyer’s reasonable satisfaction that Seller would be able to provide all the Seller’s Closing Deliverables to Buyer; (iii) Seller or SLG has breached or failed to perform any of its respective representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform is either incapable of being cured or is not cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Seller or SLG (as applicable) has received written notice of such breach or failure from Buyer; or (iv) Seller cannot provide to Buyer the certification regarding compliance with the provisions of Section 7.11 referred to in the first sentence of this paragraph.

9.1.3.
by Seller if Buyer has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform is either incapable of being cured or is not cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Buyer has received written notice of such breach or failure from Seller, by Seller giving written notice of Seller’s election to terminate this Agreement pursuant to this Section 9.1.3, accompanied by certification signed by an officer of Seller and from an officer of SLG that that Seller and SLG have fully complied with and have not breached the provisions of Section 7.11; provided, however, that Seller may not terminate this Agreement pursuant to this Section if (i) Seller or SLG is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement; (ii) Seller cannot demonstrate to Buyer’s reasonable satisfaction that Seller would be able to provide all the Seller’s Closing Deliverables to Buyer; or (iii) Seller or SLG has breached or failed to perform any of its respective representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform is either incapable of being cured or is not cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Seller or SLG (as applicable) has received written notice of such breach or failure from Buyer.

9.1.4.
by Buyer if any of the following conditions exists: (i) if Seller or SLG is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement, including, but not limited to, the provisions of Section 7.11; (ii) if Seller cannot demonstrate to Buyer’s reasonable satisfaction that Seller would be able to provide all the Seller’s Closing Deliverables to Buyer; or (iii) if Seller or SLG has breached or failed to perform any of its respective representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform is either incapable of being cured or is not cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Seller or SLG (as applicable) has received written notice of such breach or failure from Buyer, by Buyer giving written notice of Buyer’s election to terminate this Agreement pursuant to this Section 9.1.4; provided, however, that Buyer may not terminate this Agreement pursuant to this Section if (i) Buyer is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement; (ii) Buyer cannot demonstrate to Seller’s reasonable satisfaction that Buyer would be able to provide all the Buyer’s Closing Deliverables to Seller; or (iii) Buyer has breached or failed to perform any of its respective representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform is either incapable of being cured or is not cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Buyer has received written notice of such breach or failure from Seller.

9.2.
Effect of Termination. If this Agreement is terminated pursuant to Sections 9.1.2, or 9.1.3, (a) Seller shall be permitted to retain the Initial Payment, and (b) Buyer shall, within ten (10) Business Days of such termination, provide to Seller (i) good and marketable title to the Effective Date Inventory which has not yet been sold by Buyer (such unsold Effective Date Inventory, the “Termination Return Inventory”), which Termination Return Inventory shall be in substantially the same condition as the Effective Date Inventory was delivered to Buyer on the Effective Date, together with (ii) a payment in the amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) less the cost of the Termination Return Inventory to Buyer on the Effective Date (computed using the costs provided in Schedule 5.1.1.3). Seller and SLG acknowledges and agrees that this provision is the sole remedy in the event of a termination of this Agreement made in accordance with the provisions of the first sentence of this Section 9.2. Each of the parties agrees that if there is any termination of this Agreement other than pursuant to the first sentence of this Section 9.2, (i) Buyer may retain the remaining part of the Effective Day Inventory, which will be deemed to be fully paid for by the Initial Payment, and Buyer shall have the right to market all Inventory in Buyer’s possession or control, and (ii) neither party shall incur any other obligations to the other party in connection with or a result of such termination. Each of the parties acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement and that the retention of the Initial Payment by Seller is not and shall not be construed to be a penalty, but rather is a reasonable amount that will compensate Seller, in the event of the termination of this Agreement pursuant to Sections 9.1.2, or 9.1.3, for the efforts and resources expended and opportunities foregone while negotiating this Agreement, in reliance on this Agreement and in the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

10.
MISCELLANEOUS.

10.1.
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and by the Seller Group Members. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.2.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of the other Party/Parties, which consent shall not be unreasonably withheld or delayed. No transfer or assignment shall relieve the transferring or assigning Party of any of its obligations hereunder; provided, however, that this provision shall not apply to any assignment of any or all of the Purchased Assets after the Purchase Price has been paid in full as contemplated by Section 4 or otherwise. Without limiting the forgoing, Buyer shall not sell, assign, transfer, license or otherwise convey the Business, or any part of the Business, unless the purchaser is reasonably satisfactory to Seller and agrees in writing to perform all obligations of Buyer under this Agreement and the Transition Services Agreement.

10.3.
No Third-Party Beneficiaries. Except as provided in Section 8 (Indemnification), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.4.
Choice of Law; Submission to Jurisdiction; Waiver of Jury Trial.

10.4.1.
This Agreement shall be governed by and construed under and the rights of the Parties determined in accordance with the Laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware).

10.4.2.
Each of the Parties irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first-class mail, postage prepaid, to such Party at such Party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of New York.

10.4.3.
To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

10.4.4.
Except as otherwise provided in this Agreement, any proceeding or litigation arising out of relating to this Agreement or any contemplated transaction hereunder shall be brought in the (i) courts of the State of Delaware, (ii) state or federal courts sitting in New York County, New York, or (iii) state or federal courts sitting in Denver, Colorado, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or litigation, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding or litigation shall be heard and determined only in any such court, and agrees not to bring any proceeding or litigation arising out of or relating to this Agreement or any contemplated transaction hereunder in any other court. Each Party acknowledges and agrees that this section constitutes a voluntary and bargained-for agreement between the Parties.

10.4.5.
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.5.
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or

e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

If to Seller or SLG:	Scott’s Liquid Gold-Inc. 8400 E. Crescent Parkway, Suite 450 Greenwood Village, CO 80111 Attention: Chief Financial Officer E-mail: darndt@slginc.com
with a copy (which shall not be deemed notice) to:	Holland & Hart LLP 555 17th Street Denver, CO 80202 Attention: Amy L. Bowler, Esq. E-mail: abowler@hollandhart.com
If to Buyer:	Alpha Skin LLC 15 Holt Drive Stony Point, NY 10980 Attention: Joe Indig, CEO Email: joe@silberequity.com
with a copy (which shall not be deemed notice) to:	Krieger & Prager, LLP 39 Broadway, Suite 920 New York, NY 10006 Attention: Samuel Krieger, Esq. Email: skrieger@kplawfirm.com

10.6.
Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

10.7.
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (iv) the meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term and vice versa, and (v) words denoting any gender or neuter form shall include each other form, as the context requires. Unless where specifically indicated otherwise, all references to dollar amounts or to amounts designated by the “$” sign in this Agreement or any other Transaction Document refer to United States Dollars. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.8.
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.9.
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.10.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law.

10.11.
Non-disclosure. Except as otherwise provided in this Agreement, this Agreement is confidential to the Parties and their Representatives and is governed by the non-disclosure agreement between the parties dated August 2, 2022.

10.12.
Attorneys’ Fees. In the event of any action to enforce, interpret or construe this Agreement, in addition to any other relief to which it may be entitled at law or in equity, the prevailing party shall be entitled to its reasonable costs incurred, including attorneys’ fees and the costs of appeal, if any.

10.13.
Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.
DEFINITIONS. For purposes of this Agreement, terms capitalized herein shall be defined in accordance with the following definitions.

11.1.
“Accounts Receivable” shall mean all of Seller’s accounts, accounts receivable, notes and notes receivable related to the Business, including all rights of the Seller to payment for services rendered that are payable to the Seller, including any security held for the payment thereof, less any allowance for doubtful accounts.

11.2.
“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

11.3.
“Affiliate” shall mean, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

11.4.
“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

11.5.
“Bill of Sale” shall have the meaning set forth in Section 5.3.2.

11.6.
“Business” shall have the meaning set forth in the Recitals.

11.7.
“Business Day” shall mean any day other than a Saturday, Sunday or holiday on which national banking associations in the State of Delaware are authorized or required to be closed.

11.8.
“Business Related Third Party” shall mean any third party supplier or vendor of goods and/or services relating to the Business (including, but not necessarily limited to, manufacturing, packaging, shipping, marketing or warehousing services) to Seller, either directly or indirectly.

11.9.
“Buyer” shall have the meaning set forth in the Preamble.

11.10.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1.

11.11.
“Buyer’s Closing Deliverables” shall have the meaning set forth in Section 5.4.

11.12.
“Cash Purchase Price” shall have the meaning set forth in Section 4.1.1.

11.13.
“Closing” shall have the meaning set forth in Section 5.1.

11.14.
“Closing Date” shall have the meaning set forth in Section 5.1.

11.15.
“Closing Payment” shall have the meaning set forth in Section 4.1.3.

11.16.
“Confidential Information” shall mean all non-public, confidential or proprietary information, whether in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including: (a) information concerning the past, present and future business affairs relating to the Business and/or the Purchased Assets, including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies of Seller, Buyer, and/or or their respective Affiliates, and/or or their respective customers, suppliers, and other third parties having a relationship with the Business; (b) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential Intellectual Property Rights; (c) designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) Confidential Information of any third party included with, or incorporated in, any information used by Seller, Buyer, and/or or their respective Affiliates in the Business or in connection with the Purchased Assets; (e) other information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Business; and (f) notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Seller, Buyer and/or their respective Affiliates that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.

11.17.
“Disclosure Schedules” shall have the meaning set forth in Section 6.1.

11.18.
“Effective Date” shall have the meaning set forth in the Preamble.

11.19.
“Effective Date Inventory” shall have the meaning set forth in Section 5.1.1.3.

11.20.
“Encumbrance” shall mean any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind.

11.21.
“Environmental Claim” shall mean any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, (including costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) non-compliance with any Environmental Law or term or condition of any environmental Permit.

11.22.
“Environmental Law” shall mean any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

11.23.
“Excluded Assets” shall have the meaning set forth in Section 2.

11.24.
“Excluded Liabilities” shall have the meaning set forth in Section 3.2.

11.25.
“Financial Data” shall have the meaning set forth in Section 6.1.3.

11.26.
“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

11.27.
“Goodwill” shall have the meaning set forth in Section 1.6.

11.28.
“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, arbitrator (public or private) or any public, private or industry regulatory authority, whether national, federal, state, local, foreign or otherwise.

11.29.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

11.30.
“Indemnified Party” shall have the meaning set forth in Section 8.3.

11.31.
“Indemnifying Party” shall have the meaning set forth in Section 8.3.

11.32.
“Industry” shall have the meaning set forth in the Recitals.

11.33.
“Industry Segment” shall have the meaning set forth in the Recitals.

11.34.
“Initial Payment” shall have the meaning set forth in Section 4.1.2.

11.35.
“Intellectual Property Assets” shall have the meaning set forth in Section 1.2.

11.36.
“Intellectual Property Assignments” shall have the meaning set forth in Section 5.3.3.

11.37.
“Intellectual Property Rights” shall mean intellectual property rights, including (a) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (b) trademarks, trade names and service marks, trade dress, logos, internet domain names, social media handles and accounts, marketing material (commercial advertisements, sell sheets, brochures, digital marketing material etc.) and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (c) copyrights (whether or not registered), moral rights in relation to all works of authorship, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (d) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including technical information; (e) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; (f) any and all formulas currently used in the manufacture of each product marketed in the Business and all formulas currently in development for potential use in the manufacture of products marketed or being considered to be marketed in the Business; (g) all current and past videos, pictures, advertising and other promotional text and content of any kind, in Seller’s possession, each for use in any medium or media, for products currently marketed in the Business or currently being considered for marketing of current or potential products marketed in the Business, (h) any and all other intangible proprietary property, information and materials; and (i) any contracts granting any right relating to or under the foregoing.

11.38.
“Inventory” shall have the meaning set forth in Section 1.5.

11.39.
“Knowledge”, shall mean, with respect to Seller and SLG, the actual or constructive knowledge of each of the directors and officers of the Seller and SLG, after due inquiry.

11.40.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

11.41.
“Liability” shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

11.42.
“Names” shall have the meaning set forth in Section 1.1.

11.43.
“Outside Date” shall have the meaning set forth in Section 9.1.2.

11.44.
“Party” and “Parties” shall have the meaning set forth in the Preamble.

11.45.
“Permitted Encumbrances” shall mean: written outbound licenses of the Intellectual Property Assets entered into in the ordinary course of business with manufacturers and service providers; liens arising under the Seller’s credit facilities, which will be released with respect to the Purchased Assets upon the Closing; liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings; and mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like liens arising or incurred in the ordinary course of business or by operation of Law and which are not material to the Purchased Assets, are not delinquent, and none of such liens will individually or in the aggregate impair the continued use and operation of the property to which they relate in the Business as presently conducted.

11.46.
“Person” shall mean, any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

11.47.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

11.48.
“Products” shall mean skin care products marketed under the name “Alpha Skin Care” or “Alpha” as used in the Industry.

11.49.
“Purchase Price” shall have the meaning set forth in Section 4.1.1.

11.50.
“Purchased Assets” shall have the same meaning set forth in Section 1.

11.51.
“Purchased Inventory” shall have the meaning set forth in Section 1.5.

11.52.
“Records” shall have the meaning set forth in Section 1.4.

11.53.
“Registered Intellectual Property Asset” shall have the meaning set forth in Section 6.1.5.1.

11.54.
“Representative” shall mean, as to a specified Person, any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

11.55.
“Restrictive Period” shall have the meaning set forth in Section 7.8.2.

11.56.
“Seller” shall have the meaning set forth in the Preamble.

11.57.
“Seller Group Member” shall have the meaning set forth in the Preamble.

11.58.
“Seller’s Closing Deliverables” shall have the meaning set forth in Section 5.3.

11.59.
“SLG” shall have the meaning set forth in the Preamble.

11.60.
“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

11.61.
“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

11.62.
“Termination Return Inventory” shall have the meaning set forth in Section 7.8.2.

11.63.
“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Transition Services Agreement and all other agreements, instruments and documents required to be delivered pursuant to this Agreement at the Effective Date, at Closing, or in connection with the transactions contemplated by this Agreement.

11.64.
“Transition Services Agreement” shall have the meaning set forth in Section 5.3.4.

[Remainder of page intentionally left blank; Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

“SELLER”

Neoteric Cosmetics, Inc.

By: /s/ Tisha Pedrazzini

Printed Name: Tisha Pedrazzini

Title: President

“SLG”

Scott’s Liquid Gold-Inc.

By: /s/ Tisha Pedrazzini

Printed Name: Tisha Pedrazzini

Title: President

“BUYER”

ALPHA SKIN LLC

By: /s/ Joseph Indig

Printed Name: Joseph Indig

Title: CEO

Signature Page to Asset Purchase Agreement